EXHIBIT 99.1

Plug Power Announces Third Quarter 2009 Financial Results

LATHAM, N.Y., Nov. 5, 2009 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today provided a progress update and reported its financial results for the third quarter of 2009.

The Company reaffirmed its milestones for 2009:

 * Secure 1,000 orders consisting of both GenDrive(TM) and
   GenSys(R) fuel cell units for the full year
 * Contain net cash used for operating expenses to the range of
   $38-42 million for the full year
 * Release the GenDrive class-2 product in the fourth quarter, broadening the GenDrive product portfolio

As a final milestone, Plug Power set a target to announce its path and timeline to profitability during the fourth quarter. This milestone was completed during its analyst and investor day meeting on October 8, 2009. By executing its strategy, Plug Power plans to be profitable by 2012, generating a positive cash flow for the first time in the Company's history. Plug Power expects to achieve this by continuing to dedicate focus and resources on its two commercial products, GenDrive and GenSys.

"For years, Plug Power has been a leader in the research and development of fuel cell products and technologies," said Andy Marsh, CEO at Plug Power. "We are now focused on becoming the leader in the commercialization of fuel cell products, focusing on material handling and prime power applications. Achieving our 2009 milestones is a critical step in proving to the investment community that the company has made the transformation from the laboratory to commercial acceptance."

Product Orders, Shipments and Backlog

Total (GenDrive, GenSys and GenCore(R)) product orders for the quarter were 325 units; shipments in the third quarter were 6 units. Year to date, as of September 30, 2009, Plug Power had received 582 orders and shipped 217 units. Total product backlog at September 30, 2009 was 845 units, of which more than 50% are expected to ship in 2010.

"We will begin to see several large orders shipping over the next several weeks and months and we expect to ramp both orders and shipments throughout the upcoming year," said Gerry Anderson, CFO at Plug Power.

Market demand for GenDrive is increasing as customers, such as Wegmans, Whole Foods and Sysco, move from trials to full fleet conversions. Their decisions are based on an increase in productivity, operator satisfaction, proven return on investment and a reduction in on-site carbon emissions.

Financial Results

Net loss for the third quarter of 2009 was $10.2 million, or $0.08 per share on a basic and diluted basis. This compares with a net loss of $13.8 million, or $0.16 per share, for the third quarter of 2008.

Revenue for the third quarter of 2009 was $2.5 million. This compares with revenue in the same period of 2008 of $4.1 million. Product and service revenue was $1.0 million for the third quarter of 2009, and research and development (R&D) contract revenue was $1.5 million for the quarter. These amounts compare to $1.3 million of product and service revenue and $2.8 million of R&D contract revenue for the third quarter of 2008.

Deferred product and service revenue at September 30, 2009 was $3.2 million. This compares to $4.1 million at September 30, 2008. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Accordingly, Plug Power expects to recognize the deferred product and service revenue over future periods as service commitments are fulfilled.

Total cost of revenue for the third quarter of 2009 was $4.1 million, comprised of $1.3 million for product and service cost of revenue and $2.8 million for R&D contract cost of revenue. This compares to total cost of revenue of $5.6 million in the third quarter of 2008, which was comprised of $1.8 million of costs of product and service revenue and $3.8 million of cost of R&D contract revenue.

R&D expenses for the third quarter of 2009 were $4.4 million compared with $7.7 million for the third quarter of 2008.

Selling, general and administrative (SG&A) expenses were $4.0 million for the third quarter of 2009 compared with $4.8 million for the same period in 2008. Additionally, $0.5 million was expensed for amortization of intangible assets during the quarter compared to $0.6 million for the third quarter of 2008.

Cash and Liquidity

Net cash used in operating activities for the third quarter of 2009 was $8.5 million. On September 30, 2009, Plug Power had cash, cash equivalents and available-for-sale securities of $71.1 million and net working capital of $70.4 million, compared with $116.3 million and $110.7 million, respectively, at September 30, 2008.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the third quarter of 2009. Interested parties are invited to listen to the conference call by calling 877.407.8291, or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the number of GenDrive and GenSys units we expect to ship in 2010 through 2012, our projected revenues for 2010 through 2012, and our expectations for achieving profitability and positive cash flow in 2012. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, our ability to reduce product and manufacturing costs; our ability to improve system reliability for both GenDrive and GenSys; our ability to successfully expand our product lines; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; our ability to develop commercially viable products; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; market acceptance of our GenDrive and GenSys systems; our ability to manufacture products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for our products; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

 Plug Power Inc.
 Financial Highlights

 Balance Sheets (Dollars in thousands):
 --------------------------------------
 (unaudited)
                                                   Sept. 30,  Dec. 31,
                                                     2009       2008
                                                   --------   --------
 Assets
 Current assets:
  Cash and cash equivalents                        $ 24,136   $ 80,845
  Trading securities - auction rate debt
   securities                                        53,485     52,651
  Available-for-sale securities                      46,975     23,844
  Accounts receivable                                 1,492      2,151
  Inventory                                           6,921      6,264
  Auction rate debt securities repurchase
   agreement                                          6,090         --
  Prepaid expenses and other current assets           1,644      2,351
                                                   --------   --------

     Total current assets                           140,743    168,106

 Restricted cash                                      2,265         --
 Property, plant and equipment, net                  15,186     17,770
 Investment in leased property                        2,317         --
 Auction rate debt securities repurchase
  agreement                                              --     10,224
 Intangible assets, net                              12,127     12,843
 Other assets                                            --        169
                                                   --------   --------
    Total assets                                   $172,638   $209,112
                                                   ========   ========

 Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable                                 $  1,334   $  3,275
  Accrued expenses                                    5,412      9,945
  Borrowings under line of credit                    59,575     62,875
  Current portion long term debt                        295         --
  Deferred revenue                                    3,212      5,426
  Other current liabilities                             483        414
                                                   --------   --------

    Total current liabilities                        70,311     81,935

  Long term debt                                      1,218         --
  Other liabilities                                   1,245      1,313
                                                   --------   --------
    Total liabilities                                72,774     83,248

 Stockholders' equity                                99,864    125,864

                                                   --------   --------
    Total liabilities and stockholders' equity     $172,638   $209,112
                                                   ========   ========

 Statements of Operations       Three months ended   Nine months ended
 (Dollars in thousands):           September 30,       September 30,
 ------------------------       ------------------  ------------------
 (unaudited)
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenue
  Product and service revenue   $  1,045  $   1,271 $  3,612  $  3,252
  Research and development
   contract revenue                1,497      2,783    4,773     9,372
                                --------  --------- --------  --------
   Total revenue                   2,542      4,054    8,385    12,624

 Cost of revenue and expenses
  Cost of product and service
   revenue                      $  1,335  $   1,835 $  3,566  $  6,299
  Cost of research and
   development contract revenue    2,815      3,794    7,762    14,526
  Research and development
   expense                         4,386      7,702   12,811    26,598
  Selling, general and
   administrative expense          3,974      4,755   11,667    19,637
  Amortization of intangible
   assets                            544        563    1,575     1,711
                                --------  --------- --------  --------

   Operating loss                (10,512)   (14,595) (28,996)  (56,147)

  Interest and other income and
   net realized gains (losses)
   from available-for-sale
   securities                        627      1,860    1,318     4,638
  Change in fair value of
   auction rate securities
   repurchase agreement             (570)        --   (4,134)       --
  Net gains (losses) on trading
   securities                        570         --    4,134        --
  Impairment loss on available-
   for-sale securities                --       (789)      --    (5,282)
  Interest and other expense
   and foreign currency gain
   (loss)                           (286)      (286)    (900)     (614)
                                --------  --------- --------  --------

    Net loss                    $(10,171) $ (13,810)$(28,578) $(57,405)
                                ========  ========= ========  ========

 Loss per share: Basic and
  diluted                       $  (0.08) $   (0.16)$  (0.22) $  (0.65)
                                ========  ========= ========  ========

 Weighted average number of
  common shares outstanding      129,356     88,208  128,961    88,142
                                ========  ========= ========  ========

CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700 ext. 1360
            media@plugpower.com
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448
            investors@plugpower.com